INVESTOR RIGHTS AGREEMENT

OSISKO DEVELOPMENT CORP.

- and -

DOUBLE ZERO CAPITAL LP

AUGUST 15, 2025

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement, dated as of August 15, 2025, is entered into between

OSISKO DEVELOPMENT CORP., a corporation existing under the Canada Business Corporations Act (the "Corporation")

- and -

DOUBLE ZERO CAPITAL LP, a limited partnership formed under the laws of Delaware (the "Investor")

WHEREAS the Corporation and the Investor have entered into a subscription agreement dated August 15, 2025 (the "Subscription Agreement") pursuant to which the Investor agreed to acquire units of the Corporation (the "Subscription");

AND WHEREAS as a result of the Subscription, the Investor acquired purchased 36,600,000 units of the Corporation, comprising an aggregate of 36,600,000 Common Shares (as defined below) and 18,300,000 Common Share purchase warrants in the capital of the Corporation ("Warrants"), with each Warrant entitling the Investor to acquire an additional Common Share at a price of US$2.56 for a period of 24 months from the date of issuance, subject to acceleration in certain circumstances, representing approximately 15.4% of the Common Shares (calculated on a non-diluted basis);

AND WHEREAS, as a condition to the execution and delivery of the Subscription Agreement, the Corporation has agreed to grant the Investor certain rights as set out herein, on term and conditions set out herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
INTERPRETATION

1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

"Affiliate" has the meaning specified in National Instrument 45-106 - Prospectus Exemptions.

"Agreement" means this investor rights agreement, as it may be amended, restated, replaced or supplemented from time to time in accordance with the terms hereof.

"Applicable Securities Laws" means the securities legislation in each of the provinces and territories of Canada, including all rules, regulations, instruments, policies, notices, published policy statements and blanket orders thereunder or issued by one or more of the Securities Authorities, as the same may hereafter be amended from time to time or replaced.

"Board" means the board of directors of the Corporation.

"Bought Deal" means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Corporation pursuant to a "bought deal" letter prior to the filing of a preliminary prospectus or prospectus supplement or a distribution pursuant to an overnight marketed offering.

"Business Day" means any day, other than a Saturday, a Sunday or a day on which major banks are closed for business in Las Vegas, Nevada, Toronto, Ontario or Montréal, Québec.

"CBCA" means Canada Business Corporations Act, as the same may hereafter be amended from time to time or replaced.

"Common Shares" means common shares in the capital of the Corporation or such other shares or other securities into which such common shares are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time.

"Convertible Securities" has the meaning set forth in Section 4.01(a).

"Corporation" means Osisko Development Corp. and includes its legal successors and permitted assigns.

"Dilution Event" has the meaning set forth in Section 4.03.

"Director Election Meeting" means any meeting of shareholders of the Corporation at which directors are to be elected to the Board.

"Exchanges" means the TSX Venture Exchange and the New York Stock Exchange, or such other additional or different stock exchanges as the Common Shares may then be listed from time to time.

"Exercise Notice" has the meaning set forth in Section 4.01(d)(i).

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"Investor" means Double Zero Capital LP and includes its legal successors and permitted assigns.

"Investor Nominee" has the meaning set forth in Section 2.01(a).

"Laws" means any and all (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or contracts with and the terms and conditions of any authorization of or from, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used.

"Ownership Condition" has the meaning set forth in Section 2.01(a).

"Parties" mean the Corporation and the Investor and "Party" means either one of them, as the context requires.

"Person" means and includes any individual, partnership, limited partnership, limited liability company, corporation, company, joint venture, trust, unincorporated organization, association or other legal entity, or any government or any department or agency thereof.

"Pre-Emptive Right" has the meaning set forth in Section 4.01(a).

"Pre-Emptive Right Notice Period" has the meaning set forth in Section 4.01(d)(i).

"Securities Authorities" means the securities commissions or securities regulatory authorities in each of the provinces and territories of Canada and any of their successors.

"Securities Issuance" has the meaning set forth in Section 4.01(a).

"Securities Issuance Notice" has the meaning set forth in Section 4.01(b).

"Shares" means Common Shares, together with any other voting shares or equity shares of the Corporation or such other shares or other securities into which such voting or equity shares are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time.

"Subject Securities" has the meaning set forth in Section 4.01(b)(i).

"Top-Up Offering" has the meaning set forth in Section 4.03.

1.02 Extended Meanings. In this Agreement, unless otherwise expressly provided herein or the context otherwise requires:

(a) words importing the singular number include the plural and vice-versa;

(b) references to any gender include all genders;

(c) references to an Article or Section followed by a number or letter refer to the specified Article or Section of this Agreement;

(d) words and terms denoting inclusiveness (such as "include" or "includes" or "including"), whether or not so stated, are not limited by and do not imply limitation of their context or the words and phrases that precede or succeed them; and

(e) the terms "this Agreement", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this Agreement and not to any particular Article, Section or other subdivision and include any schedules and amendments hereto, modifications, replacements or restatements hereof.

1.03 Interpretation Not Affected by Headings, Etc. The division of this Agreement into Articles, Sections and other subdivisions and the provision of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.04 Statutory References. In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a particular statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, consolidated, replaced or re-enacted.

1.05 Monetary References. Unless otherwise specified in this Agreement, all references in this Agreement to "Dollars", "dollars" or the "$" are to lawful money of Canada.

1.06 Day Not a Business Day. Except as otherwise provided herein, if any day on which any action is required (or permitted to be taken) under this Agreement is not a Business Day, or a period of time is to expire on a day that is not a Business Day, such action shall be taken (or permitted to be taken), or such period shall expire, on the next succeeding day that is a Business Day.

ARTICLE II
BOARD NOMINATION RIGHTS

2.01 Investor Nomination Rights.

(a) Subject to the terms and conditions of this Article II and for so long as the number of Common Shares collectively owned, controlled or directed, directly or indirectly, by the Investor and its Affiliates represents at least 10% of the number of then-issued and outstanding Common Shares (calculated on a non-diluted basis) (the "Ownership Condition"), the Investor shall be entitled to:

(i) designate an individual (an "Investor Nominee") to be nominated as a director of the Corporation at any Director Election Meeting; and

(ii) request that the Investor Nominee be reasonably considered for inclusion on one or more committees of the Board.

(b) Subject to applicable Laws, the Corporation shall promptly take all steps as may be necessary to appoint, within 10 Business Days of the initial Investor Nominee's nomination, such Investor Nominee to serve on the Board and any committee thereof until the next Director Election Meeting.

(c) As a condition of election or appointment under this Article II, each Investor Nominee shall, at the time of election or appointment to the Board:

(i) meet the qualification requirements to serve as a director under the CBCA or any other governing corporate statute of the Corporation, Applicable Securities Laws and the rules of the Exchanges or any other stock exchange on which the Common Shares are then listed; and

(ii) have such skills and experience reasonably consistent with other individuals who hold directorships on companies listed on the Exchanges or any other stock exchange on which the Common Shares are then listed.

2.02 Nomination Procedures. As long as the Investor has the right to designate an Investor Nominee under Section 2.01(a), the Corporation shall:

(a) notify the Investor in writing within five Business Days of the date on which the Corporation calls a Director Election Meeting and cause each Investor Nominee to be included in the nominees proposed for election at each Director Election Meeting; and

(b) support the election of each Investor Nominee at the applicable Director Election Meeting in the same manner as proxies are solicited in favour of, and the Corporation and Board otherwise support, the other nominees for election as directors of the Corporation in connection with the applicable Director Election Meeting.

The Investor shall, after consultation with the Corporation in good faith, advise the Corporation of the name of each Investor Nominee and any committees on which the Investor Nominee is to be considered for inclusion on within five Business Days after receiving the notice referred to in Section 2.02(a). If the Investor does not advise the Corporation of the identity of the Investor Nominee and/or such committees within such period, the Investor will be deemed to have nominated the incumbent Investor Nominee and on the incumbent committees or, if there is no incumbent Investor Nominee, the Investor will be deemed to have waived his right to nominate an Investor Nominee until the next Director Election Meeting.

2.03 Replacement. If an Investor Nominee ceases to hold office as a director of the Corporation, whether due to such Investor Nominee's death, disability, resignation or removal, the Investor shall, subject to Section 2.01(c), be entitled to nominate an individual to replace the Investor Nominee who has ceased to hold office, and the Corporation shall promptly take all steps as may be necessary to appoint, within 10 Business Days of such nomination, such individual to the Board and consider such individual for any applicable committees (any such succeeding individual, shall thereafter be an Investor Nominee).

2.04 Compensation and Other Matters. Each Investor Nominee shall:

(a) be compensated and reimbursed for expenses as Board members on a basis no less favourable than the basis on which the Corporation compensates and reimburses other directors of the Corporation (other than directors who are officers of the Corporation); and

(b) be entitled to the benefit of directors' liability insurance and indemnification to the same extent that the Corporation provides such insurance and indemnification to the other directors of the Corporation.

2.05 Written Consent or Resolution. The provisions of this Article II applicable to Director Election Meetings shall apply mutatis mutandis to any written consent or resolution of shareholders relating to the election of directors of the Corporation.

ARTICLE III
VOTING SUPPORT AND OTHER RIGHTS

3.01 Voting Support. The Investor agrees that, for so long as the Ownership Condition is met, it shall vote, or cause to be voted, the Common Shares, directly or indirectly, collectively owned, controlled or directed by the Investor and any of its Affiliates at any meeting of the shareholders of the Corporation on a basis consistent with the voting recommendations of the Board or management of the Corporation, as applicable, as set out in the form of proxy and meeting materials sent to the registered shareholders of the Corporation, or as may otherwise be communicated in writing to shareholders of the Corporation by the Board or management of the Corporation. The Investor shall take all reasonably necessary or advisable actions to cause such Common Shares to be so voted, including causing its Common Shares to be counted as part of a quorum, and completing all management forms of proxy, voting instruction forms and other voting directions, as applicable.

3.02 Warrants. For so long as the Ownership Condition is met, in the event the Corporation becomes aware that a holder of Warrants (other than the Investor or its Affiliates) intends to sell at least 1,000,000 Warrants, the Corporation agrees to use commercially reasonable efforts to bring such opportunity to the attention of the Investor, subject to any applicable Laws and confidentiality obligations the Corporation may be subject to at such time. Notwithstanding the foregoing, no obligation whatsoever shall be placed on the Corporation to solicit such interest or facilitate any discussion, negotiation, execution or consummation of such transaction and the Investor takes full responsibility in respect of any such discussion, negotiation, execution or consummation of the transaction, including, without limitation, any obligations, risks and outcome for such discussion, negotiation, execution or consummation of such transaction. The Investor acknowledges and agrees that there is no guarantee that such opportunity may arise or if such opportunity arise, that the Corporation is aware or in a position to make such identification to the Investor or that any transaction can be concluded with any selling holder of Warrants on terms acceptable to the Investor (or at all).

ARTICLE IV
PRE-EMPTIVE RIGHT

4.01 Grant and Exercise of Pre-Emptive Right.

(a) For so long as the Ownership Condition is met, the Corporation hereby grants the Investor the right (the "Pre-Emptive Right") to participate in any issuance, offering or other distribution of Shares or any securities convertible, exchangeable or exercisable into (or otherwise entitling the Investor thereof to acquire) Shares ("Convertible Securities"), for cash or cash equivalents, undertaken by the Corporation after the date of this Agreement (a "Securities Issuance") on the terms and subject to the conditions set out in this Article IV.

(b) As soon as practicable following a determination by the Corporation to proceed with a Securities Issuance, the Corporation shall provide written notice (a "Securities Issuance Notice") to the Investor setting out the terms of the Securities Issuance, including:

(i) the number of Shares and/or Convertible Securities (the "Subject Securities") proposed to be issued and the subscription price per Subject Security including any over-allotment option granted;

(ii) the material terms and conditions of the Subject Securities (if other than Common Shares) proposed to be issued;

(iii) the total number of Shares and Convertible Securities outstanding as at the date of the Securities Issuance Notice;

(iv) the maximum number of Subject Securities for which the Investor has the right to subscribe for pursuant to this Article IV and the aggregate subscription price therefor; and

(v) the proposed closing date of the Securities Issuance.

In the event that a Securities Issuance Notice is delivered and the final details of one or more elements of the Securities Issuance set forth in the Securities Issuance Notice is materially different from the details provided in the Securities Issuance Notice, the Corporation shall use commercially reasonable efforts, subject to applicable Laws and the rules of the Exchanges or any other stock exchange on which the Common Shares are then listed, to provide the Investor with the opportunity to participate in such Securities Issuance on such amended terms that would provide the Investor with substantially similar economic result as if the original Securities Issuance Notice contained all final details.

In the event that a Securities Issuance is being made as a Bought Deal, the Corporation shall use commercially reasonable efforts to give the Investor the Securities Issuance Notice as soon as is practicable under the circumstances given the speed and urgency with which Bought Deals are currently carried out in common market practice.

(c) Upon receipt of a Securities Issuance Notice, the Investor will have the right (but not the obligation) to subscribe for and purchase on the terms and conditions of the Securities Issuance up to that number of Subject Securities such that the ratio after the Securities Issuance (assuming full exercise of the Investor's Pre-Emptive Right) of (i) the aggregate number of Shares held by the Investor and Shares into which Convertible Securities held by the Investor are convertible to (ii) the aggregate number of outstanding Shares and Shares into which outstanding Convertible Securities are convertible shall be the same as the corresponding ratio immediately before the Securities Issuance. In the event that a Securities Issuance consists of an issue of both Shares and Convertible Securities, the Subject Securities shall be allocated to the Investor between Shares and Convertible Securities on the same pro rata basis as are allocated to other subscribers under the terms of the Securities Issuance.

(d) If the Investor:

(i) determines to exercise its Pre-Emptive Right in connection with a Securities Issuance, the Investor shall give written notice (an "Exercise Notice") to the Corporation of the exercise of such right and the number of Subject Securities that the Investor wishes to purchase within five Business Days (or, in the case of a Bought Deal, within 24 hours) after receipt of the Securities Issuance Notice (the "Pre-Emptive Right Notice Period"); or

(ii) does not provide the Exercise Notice during the Pre-Emptive Right Notice Period, it will be deemed to have irrevocably waived its Pre-Emptive Right in respect of the Securities Issuance and the Pre-Emptive Right shall be deemed to have expired in respect of such Securities Issuance.

(e) If the Corporation receives an Exercise Notice from the Investor within the Pre-Emptive Right Notice Period, the Corporation shall, subject to the receipt and continued effectiveness of all required regulatory approvals (including approvals from Exchanges), which approvals the Corporation shall use commercially reasonable efforts to obtain, issue to the Investor, against payment in immediately available funds of the subscription price payable in respect thereof, that number of Subject Securities set forth in the Exercise Notice. Subject to the receipt of any required regulatory approvals and the completion of all required filings and applications necessary for the completion of the purchase and sale of the Subject Securities to the Investor pursuant to an exercise of the Pre-Emptive Right, the closing of the purchase and sale of the Subject Securities to the Investor will take place on the same date as the closing of the Securities Issuance or such later date as the Parties may agree upon.

(f) The Corporation shall use its commercially reasonable efforts to list any Subject Securities subscribed for and purchased by the Investor under this Article IV on the Exchanges or quotation system on which the Subject Securities may be listed or quoted pursuant to the Securities Issuance.

4.02 Exceptions. The Investor's Pre-Emptive Right shall not apply to a Securities Issuance made by the Corporation:

(a) to participants in a distribution reinvestment or similar plan, notwithstanding the Investor's right to participate in such a distribution in the ordinary course;

(b) in respect of the exercise or issuance of options, deferred or restricted share units or other similar securities issued under security-based compensation arrangements of the Corporation;

(c) in respect of the conversion or other acquisition of Shares under the terms of Convertible Securities that are:

(i) outstanding as at the date of this Agreement; or

(ii) issued pursuant to a Securities Issuance in respect of which:

(A) the Investor has either exercised the Pre-Emptive Right in whole or in part or waived or is deemed to have waived its Pre-Emptive Right; or

(B) the Pre-Emptive Right did not apply;

(d) pursuant to any share consolidation or subdivision, share reclassification or any similar event that affects all Shares in an identical manner; and

(e) pursuant to any acquisition, merger or similar business combination transaction or any other Security Issuances for non-cash consideration undertaken and completed by the Corporation that is approved by the Board, subject to Section 4.03.

4.03 Anti-Dilution. In the event a Securities Issuance is made by the Corporation in respect of an asset, share or other acquisition for non-cash consideration (but, for greater certainty, not including any merger or business combination transaction) for which no Pre-Emptive Rights is available in accordance with Section 4.02(e), and (i) prior to giving effect to such acquisition, the Ownership Condition is met, and (ii) after giving effect to such acquisition, the Ownership Condition is not met (the "Dilution Event"), notwithstanding Section 4.02(e), the Investor shall be entitled to exercise Pre-Emptive Rights pursuant to Section 4.01 in respect of such Dilution Event (the "Top-Up Offering") up to the percentage of the Common Shares it would have held prior to giving effect to such Dilution Event. The issue price of the Common Shares under the Top-Up Offering shall be the prevailing closing price of the Common Shares on the Exchanges on the immediately ensuing full trading day following the announcement of the Dilution Event. If the Investor does not deliver an Exercise Notice in respect of the Top-Up Offering within the prescribed time in Section 4.01 or otherwise provides written notice to the Corporation that it does not intend to exercise its Pre-Emptive Rights in respect of the Top-Up Offering, subsequent to the Dilution Event, the Investor will be diluted accordingly and the Pre-Emptive Rights in this Article IV shall terminate.

4.04 No Rights as Holder of Subject Securities. The Investor shall not have any rights whatsoever as a holder of any of the Subject Securities (including any right to receive dividends or other distributions therefrom or thereon) until the Investor shall have acquired the Subject Securities.

ARTICLE V
GENERAL PROVISIONS

5.01 Termination. This Agreement shall terminate and be of no further force and effect upon the earliest to occur of:

(a) other than as a result of the Corporation failing to meet its obligations under this Agreement, the date on which the Ownership Condition is no longer met; and

(b) the date on which this Agreement is terminated by the mutual consent of the Parties.

Notwithstanding the valid termination of this Agreement pursuant to this Section 5.01, any rights or obligations which have accrued or arisen under this Agreement prior to the effective time of such termination shall survive such termination unimpaired in accordance with the terms hereof.

5.02 Notice. Any notice or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail (provided that no "bounce back" or similar message indicating non-delivery is received with respect thereto) and addressed:

(a) if to the Corporation:

Osisko Development Corp.
1100 Avenue des Canadiens-de-Montréal, Suite 300
Montréal, Québec H3B 2S2

Attention: Laurence Farmer, General Counsel & Vice President, Strategic Development
Email: [Redacted - Personal Information]

with a copy (which shall not constitute notice) to:

(b) Bennett Jones LLP
3400 One First Canadian Place
Toronto, Ontario M5X 1A4

Attention: Sander Grieve / Andrew Disipio
E-mail: GrieveS@bennettjones.com / Disipioa@bennettjones.com

(c) if to the Investor:

Double Zero Capital LP
10785 West Twain Ave, Suite 250
Las Vegas, NV 89135

Attention: [Redacted - Personal Information]
Email: [Redacted - Personal Information]

with a copy (which shall not constitute notice) to:

Aird & Berlis LLP
Brookfield Place, 181 Bay Street, Suite 1800

Toronto, ON  M5J 2T9

Attention: Jeffrey Merk
E-mail: jmerk@airdberlis.com

Any notice or other communication is deemed to be given and received if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made before 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice given in accordance with this Section 5.02.

5.03 Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be binding upon any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.04 Successors and Assigns.

(a) This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b) This Agreement may not be assigned by either Party except with the prior written consent of the other Party.

5.05 Time of the Essence. Time is of the essence in this Agreement.

5.06 Further Assurances. Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

5.07 Injunctive Relief. The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

5.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

5.09 Entire Agreement. This Agreement, together with the Subscription Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

5.10 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.11 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

(b) Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the province of Ontario and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

5.12 Confidential Information.

(a) Any information regarding a Party that (i) has not become generally available to the public, (ii) was not available to a Party or its representatives on a non-confidential basis before the date of this Agreement, or (iii) does not become available to a Party or its representatives on a non-confidential basis from a Person who is not, to the knowledge of the Party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives, will be kept confidential by each Party and shall constitute confidential information (the "Confidential Information").

(b) Each Party undertakes that it and its representatives will: (a) keep such Confidential Information strictly confidential; and (b) except with the prior written consent of the disclosing Party, not disclose to any third party any Confidential Information received from the disclosing Party; provided that any such information may be disclosed to those affiliates and representatives of the receiving Party who in each such case have a legitimate and verifiable need to know such information and who agree in writing or by the receiving Party's written policies or protocols are required to keep such information confidential and to be bound by the terms of this Section 5.12 at least to the same extent as if they were Parties hereto. Notwithstanding any such agreement on the part of each such affiliate or representative, each Party shall ensure that its affiliates or representatives strictly observe the terms of this Section 5.12 and shall be liable for any breach of this Section 5.12 by any of its affiliates or representatives. Each Party shall fully inform each of its affiliates and representatives to whom Confidential Information is disclosed of all restrictions and requirements contained in this Section 5.12.

(c) No Confidential Information may be released to third parties without the consent of the provider thereof, except that the Parties agree that they will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

(d) Upon request by the provider of the Confidential Information, the other Party will return to the provider, or destroy (subject only to normal course data back-up or archival processes), all documents, including any copies thereof, comprised in the Confidential Information provided by the provider, and the recipient of the Confidential Information will confirm in writing that all Confidential Information has been returned or destroyed (subject only to normal course data back-up or archival processes), as applicable, provided that one copy of the Confidential Information may be retained within a receiving Party's legal department for liability defense purposes only. Notwithstanding any such return or destruction of any Confidential Information, Confidential Information, including, without limitation, any Confidential Information retained by a receiving Party, will continue to be subject to this Agreement. In addition, Confidential Information that has been prepared by either Party from publicly available information or from information not obtained pursuant to this Agreement may be retained by the Party that has prepared such information.

5.13 Public Disclosure. Following the date hereof, no press release, public statement or announcement or other public disclosure with respect to this Agreement or any of the transactions contemplated herein may be made except with the prior written consent and joint approval of all of the Parties, acting reasonably, or if required by Law or a Governmental Entity, and then only to the extent legally required. Where the public disclosure is required by Law or a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. The Investor acknowledges and agrees that once it has approved the form, nature and extent of any disclosure, subsequent approval will not be required for so long as the disclosure is not materially amended. The foregoing requirements shall not apply in respect of any public disclosure naming the Investor or any of its Affiliates using language previously approved by the Investor in writing within the same financial year; provided that, the Investor has not subsequently revoked such prior approval in writing. The Parties acknowledge that the Corporation shall file a copy of this Agreement on the System for Electronic Data Analysis and Retrieval+ (with such redactions as may be reasonably requested by the Corporation or the Investor and permitted under Applicable Securities Laws).

5.14 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by email) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed PDF or similar executed electronic copy of this Agreement, and such PDF or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

5.15 Calculation of Holdings. Notwithstanding any other provision of this Agreement, no determination will be made hereunder that the percentage of the issued and outstanding Shares beneficially owned or held by the Investor or its Affiliates has ceased to be equal to or more than any particular threshold percentage set out herein unless the Investor has been afforded an opportunity to exercise its Equity Pre-Emptive Right and Top-Up Right under Sections 4.01 and 4.03, respectively, or has waived such rights by notice given to the Corporation in writing.

5.16 Aggregation of Shares. All Shares held or acquired by the Investor and its Affiliates will be aggregated together for the purpose of determining the availability of any rights under this Agreement, and the Investor and its Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

5.17 Representations and Warranties. The Corporation represents and warrants to and in favor of the Investor as follows, and acknowledges and agrees that the Investor is entering into this Agreement on the basis of such representations and warranties, namely: (a) that the Corporation has the corporate power, capacity and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Corporation has been duly authorized by all required corporate action of the Corporation; (c) the execution, delivery and performance of this Agreement by the Corporation will not (i) violate or result in the breach of the applicable Laws of any jurisdiction applicable or pertaining to the Corporation or of any of the Corporation's constating documents, or (ii) conflict with, result in the breach of, or accelerate any performance required under any contract to which the Corporation is a party; (d) other than as required in connection with the issuance of any securities of the Corporation contemplated by this Agreement, with respect to the Investor Nominees and the fulfilment of the conditions of the TSXV related to the conditional approval of this Agreement, there are no consents or regulatory approvals which are required in connection with the performance by the Corporation of its obligations under this Agreement which have not been obtained; and (e) this Agreement represents a valid and binding obligation of the Corporation duly enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

The Investor represents and warrants to and in favor of the Corporation as follows, and acknowledges and agrees that the Investor is entering into this Agreement on the basis of such representations and warranties, namely: (a) that the Investor has the corporate power, capacity and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor has been duly authorized by all required corporate action of the Investor; (c) the execution, delivery and performance of this Agreement by the Investor will not (i) violate or result in the breach of the applicable Laws of any jurisdiction applicable or pertaining to the Investor or of any of the Investor's constating documents, or (ii) conflict with, result in the breach of, or accelerate any performance required under any contract to which the Investor is a party; (d) there are no consents or regulatory approvals which are required in connection with the performance by the Investor of its obligations under this Agreement which have not been obtained; and (e) this Agreement represents a valid and binding obligation of the Investor duly enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Investor Rights Agreement as of the date first written above.

OSISKO DEVELOPMENT CORP.

By:	(signed) Authorized Signatory
Authorized Signatory

DOUBLE ZERO CAPITAL LP

By:	(signed) Authorized Signatory
Authorized Signatory

[Signature Page: Investor Rights Agreement]